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Investor Contact:	Media Contact:
James T. Glover SVP, Operations & CFO Anadys Pharmaceuticals, Inc. (858) 530-3763 jglover@anadyspharma.com	Ian Stone or David Schull Russo Partners, LLC (619) 528-2220 ian.stone@russopartnersllc.com david.schull@russopartnersllc.com

ANADYS PHARMACEUTICALS REPORTS FIRST QUARTER
2009 FINANCIAL RESULTS AND HIGHLIGHTS

San Diego, April 23, 2009 – Anadys Pharmaceuticals, Inc. (Nasdaq: ANDS), a biopharmaceutical company dedicated to improving patient care by developing novel medicines in the areas of hepatitis C and oncology, today reported its financial results and highlights for the first quarter ended March 31, 2009.

”We have now concluded three Phase I trials of ANA598, including a study in HCV patients that demonstrated potent antiviral activity over three days,” said Steve Worland, Ph.D., Anadys’ President and CEO. “Coupled with very favorable results at three months in our chronic toxicology studies and ongoing manufacturing activities, the conclusion of these Phase I clinical studies positions the program to be ready in mid-2009 for the first Phase II study of ANA598 in combination with pegylated interferon and ribavirin, a study with the potential to demonstrate the impact of ANA598 on durable clinical benefit, known as SVR, in HCV patients.”

Financial Results

As of March 31, 2009, the Company’s cash, cash equivalents and securities available-for-sale totaled $20.8 million compared to $27.9 million as of December 31, 2008.

Research and development expenses were $6.9 million for the first quarter of 2009 compared to $6.0 million for the first quarter of 2008. The $0.9 million increase primarily resulted from a $1.7 million increase in development costs for ANA598 in the first quarter of 2009 compared to the first quarter of 2008, partially offset by a decrease in our ANA773 development costs. The ANA598 development costs were associated with our completed Phase Ib clinical trial which was initiated during September 2008, our 14-day healthy volunteer study which was initiated in February 2009 and our on-going long-term chronic toxicology studies which were initiated during September 2008. Our ANA773 development costs during the three months ended March 31, 2009 were primarily driven by our on-going Phase I clinical trial for the treatment of HCV.

General and administrative expenses remained relatively consistent at approximately $2.1 million for the first quarter of 2009 and $2.0 million for the first quarter of 2008.

Operating expenses were $8.9 million for the first quarter of 2009, compared to $8.1 million for the first quarter of 2008. Included as a component of Anadys’ operating expenses were non-cash, share-based expenses of $0.7 million for the first quarter of 2009 and 2008.

The net loss was $8.8 million for the first quarter of 2009, compared to a net loss of $7.4 million for the first quarter of 2008. Basic and diluted net loss per common share was $0.30 in the first quarter of 2009 compared to $0.26 in the first quarter of 2008. Non-cash share-based expense resulted in a $0.02 increase in basic and diluted net loss per share for the three months ended March 31, 2009 and 2008.

Development Program Highlights

ANA598

ANA598 is an investigational oral non-nucleoside polymerase inhibitor that Anadys is developing for the treatment of chronic hepatitis C virus (HCV) infection. Three Phase I trials, including one in HCV patients, are now completed and the program remains on track to be ready in mid-2009 for Phase II studies of ANA598 in combination with current standard of care. The actual timing for the initiation of Phase II studies may depend on a number of factors, including FDA review timelines, the timing of any potential transaction around ANA598 or ANA773, available cash resources and funding activities, and the engagement of clinical sites.

•	Potent Antiviral Activity in HCV. Earlier today, Anadys presented antiviral and safety data from all three dose levels in the recently completed Phase Ib clinical trial of ANA598 in HCV patients in a late-breaker poster entitled, “Antiviral Activity of ANA598, a Potent Non-Nucleoside Polymerase Inhibitor, In Chronic Hepatitis C Patients,” at the 44th Annual Meeting of the European Association for the Study of the Liver (EASL). In the Phase Ib study, ANA598 treatment resulted in rapid and sustained reductions in HCV RNA with median reductions at end of treatment (Day 4) exceeding 2 log10 (>99%) at all dose levels. At 200 mg bid, the median viral load reduction was 2.4 log10 (range of 0.4 to 3.4); at 400 mg bid, 2.3 log10 (range of 1.6 to 3.5); and at 800 mg bid, 2.9 log10 (range of 2.2 to 3.4). Genotype 1a patients demonstrated median reductions of 1.4 log10, 1.8 log10, and 2.5 log10 at 200, 400 and 800 mg bid, respectively. In 10 of the 12 genotype 1a patients who received ANA598, viral load was still declining at the end of the three days of treatment. Genotype 1b patients demonstrated median reductions of 2.6 log10, 2.5 log10 and 3.2 log10, at 200, 400 and 800 mg bid, respectively. No patient showed evidence of viral rebound while on ANA598. ANA598 was well-tolerated in this short term study and there were no serious adverse events.

•	14-day Healthy Volunteer Study. Anadys recently completed dosing healthy volunteers in a 14-day study conducted to extend the safety and pharmacokinetic profile of ANA598. Thirty subjects participated in the study, with eight subjects receiving ANA598 and two subjects receiving placebo at each dose level (400 mg once-daily, 800 mg once-daily and 600 mg bid). Subjects received a single dose on day one followed by pharmacokinetic assessment over days two and three and received subsequent doses consecutively on days four through fourteen. Preliminary results from the study indicate that ANA598 was generally well-tolerated in all cohorts with no serious adverse events, although three subjects (two subjects in the 800 mg once-daily cohort and one subject in the 600 mg bid cohort) developed grade 2 rash and discontinued treatment after either six or seven days of consecutive dosing. There were no other instances of rash in this or any other study of ANA598. Data receipt and analysis from this study is continuing, and the Company expects to present the results at a clinical conference later this year. The Company believes the results of this study, combined with the results of the Phase Ib study in HCV patients, contribute to the attractive profile of ANA598 as an antiviral likely to be active in long-term studies in combination with pegylated interferon and ribavirin, and help position the program to be ready for Phase II in mid-2009.

•	Long-Term Chronic Toxicology Studies. In September 2008, Anadys initiated long-term, chronic toxicology studies of ANA598, of 26 weeks duration in rats and 39 weeks duration in monkeys. Based on a now completed analysis of data at the 13-week interim in both species, the No Observed Adverse Effect Level (NOAEL) in monkeys and male rats remains 1000 mg/kg at 13 weeks, the highest dose being tested in the chronic studies. In female rats the NOAEL at the 13-week interim was 300 mg/kg, with the only adverse finding in female rats, observed only in the 1000 mg/kg dose group, being a marginal decrease in the rate of weight gain. Anadys previously reported NOAELs in both species after 28 days of 1000 mg/kg, the highest dose tested in that study. The dosing portion of the 26-week study in rats is now complete, while the dosing portion of the 39-week study in monkeys is scheduled to conclude in June. Anadys expects that the results from these chronic toxicology studies, if continuing to be favorable, will enable dosing of ANA598 for up to 48 weeks in the Phase II study of ANA598 in combination with pegylated interferon and ribavirin.

•	Preclinical Data at EASL. On April 24, Anadys will present additional data on the preclinical profile of ANA598 at the EASL meeting in an oral presentation titled, “Preclinical Studies of ANA598 Combined with Other Anti-HCV Agents Demonstrate Potential of Combination Treatment.” Anadys will present in vitro data showing that combinations of ANA598 with interferon-alpha, the protease inhibitor telaprevir and the nucleoside polymerase inhibitor PSI-6130 are synergistic. These studies also show that ANA598 retains activity against mutants known to confer resistance to other classes of direct antivirals, including protease inhibitors, nucleoside inhibitors and non-nucleosides that, through virtue of binding at a different site than ANA598, display a resistance profile distinct from that of ANA598. Genotypic mutations resistant to ANA598 will be shown to be fully susceptible to interferon-alpha, telaprevir and PSI-6130.

ANA773

ANA773 is an oral prodrug of a small molecule inducer of endogenous interferons that acts via the toll-like receptor 7 (TLR7) pathway. Anadys has completed 3-month toxicology and pharmacology studies in animals that demonstrated stable induction of interferon-dependent pathways at doses that led to no adverse findings. Anadys is exploring ANA773 in chronic Hepatitis C and oncology.

•	Phase I Clinical Trial in HCV. Patient dosing in a Phase I clinical trial of ANA773 in HCV has been completed through 1600 mg dosed every other day (QOD). Based on the encouraging data we have seen to date, Anadys has submitted an amendment to this study to test ANA773 at 2000 mg QOD. In the completed cohorts, HCV patients received oral ANA773 or placebo every other day over 28 days, at doses of 800 mg, 1200 mg or 1600 mg, with six subjects receiving ANA773 and two receiving placebo in each cohort. There was a statistically significant decrease in viral load in the group dosed at 1600 mg compared to placebo, although not all patients at this dose demonstrated a decrease in viral load. One patient at 1600 mg demonstrated a nadir response of 0.8 log10 decline with an end-of-treatment response of 0.7 log10; a second patient demonstrated a nadir response of 1.1 log10 decline and an end-of-treatment response of 0.5 log10; and a third patient demonstrated a nadir response of 2.5 log10 decline and an end-of-treatment response of 2.2 log10. No serious adverse events have been reported and there were no discontinuations from the patient portion of this study. In an earlier segment of the study, dosing in healthy volunteers showed evidence of immune induction starting at 800 mg. Tolerability in healthy volunteers was generally good, with no serious adverse events. An increased incidence of interferon-like side effects was seen at the 1200 and 1600 mg dose levels, with one discontinuation at 1200 mg and two discontinuations at 1600 mg. The pharmacokinetic (PK) and pharmacodynamic (PD) data from the healthy volunteer portion of the Phase I Clinical Trial of ANA773 in HCV are being presented in a poster at EASL titled, “PK/PD Assessment of a Phase I Healthy Volunteer with ANA773, an Oral Inducer of Endogenous Interferons that Acts Via TLR7, for the Treatment of HCV.”

•	Phase I Clinical Trial in Oncology. Anadys continues to enroll patients in a Phase I study of ANA773 in oncology. The Company is currently dosing ANA773 at 800 mg, administered every other day.

Webcast of Conference Call

Anadys will host a conference call at 5:00 pm Eastern Daylight Time today to discuss its first quarter 2009 financial results and highlights and to provide an update on its development programs, including a review of the ANA598 antiviral data that was presented at EASL. A live webcast of the call will be available online at www.anadyspharma.com. A telephone replay will also be available approximately one hour after completion of the call. To access the telephone replay, dial 888-286-8010 (domestic) or 617-801-6888 (international), passcode 85383527. The webcast and telephone replay will be available through May 7, 2009.

About Anadys

Anadys Pharmaceuticals, Inc. is a clinical-stage biopharmaceutical company dedicated to improving patient care by developing novel medicines in the areas of hepatitis C and oncology.  For the treatment of chronic hepatitis C, the Company is developing two potentially complementary agents, ANA598, a non-nucleoside polymerase inhibitor and ANA773, an oral inducer of endogenous interferons that acts via the TLR7 pathway. The Company is also developing ANA773 for the treatment of cancer.

Safe Harbor Statement

Statements in this press release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, references to (i) the potency, safety and tolerability profile of ANA598, which may not be duplicated in future cohorts at higher doses or future clinical studies of longer duration; (ii) the potential for the first Phase II study of ANA598 to demonstrate the impact of ANA598 on durable clinical benefit (SVR) in HCV patients; (iii) the expectation that ANA598 will be active in long-term studies in combination with pegylated interferon and ribavirin and the ability to dose ANA598 for up to 48 weeks in future combination studies; (iv) the ability of Anadys to transition into Phase II studies of ANA598 during 2009; (v) the ability to proceed to the 2000mg dose level in the ANA773 HCV patient study and the potential to see viral load reduction with a favorable tolerability profile at the higher dose; and (vi) expectations regarding the evolution of the market for HCV therapies. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause Anadys’ actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. For example, the results of preclinical and early clinical studies may not be predictive of future results, and Anadys cannot provide any assurances that ANA598 or ANA773 will not have unforeseen safety issues, will have favorable results in ongoing or future clinical trials or will receive regulatory approval. In addition, Anadys’ results may be affected by competition from other biotechnology and pharmaceutical companies, its effectiveness at managing its financial resources, its ability to enter into transactions around its product candidates, its ability to successfully develop and market products, difficulties or delays in its preclinical studies or clinical trials, difficulties or delays in manufacturing its clinical trials materials, the scope and validity of patent protection for its products, regulatory developments involving future products and its ability to obtain additional funding to support its operations. Risk factors that may cause actual results to differ are more fully discussed in Anadys’ SEC filings, including Anadys’ Form 10-K for the year ended December 31, 2008. All forward-looking statements are qualified in their entirety by this cautionary statement. Anadys is providing this information as of this date and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

Condensed Consolidated Financial Statements

Anadys Pharmaceuticals, Inc.
Condensed Consolidated Statements of Operations
(In thousands except per share amounts)
(Unaudited)
	Three Months Ended
	March 31,
	2009	2008
Operating expenses
Research and development	6,876	6,009
General and administrative	2,055	2,045

Total operating expenses (1)	8,931	8,054
Interest income and other, net	172	610

Net loss (1)	$(8,759)	$(7,444)

Net loss per share, basic and diluted (1)	$(0.30)	$(0.26)

Share used in calculating net loss per share,
basic and diluted	28,838	28,697

(1) Includes non-cash operating expenses of $684 and $661 determined in accordance with Statement of Financial Accounts Standards No. 123(R), “Share-Based Payment” (SFAS No. 123(R)) or approximately $0.02 and $0.02 effect on basic and diluted net loss per common share for the three months ended March 31, 2009 and 2008, respectively. Research and development expense and general and administrative expense includes $328 and $356 of non-cash operating expenses determined in accordance with SFAS No. 123(R) for the three months ended March 31, 2009. Research and development expense and general and administrative expense includes $310 and $351 of non-cash operating expenses determined in accordance with SFAS No. 123(R) for the three months ended March 31, 2008.

Anadys Pharmaceuticals, Inc.
Condensed Consolidated Balance Sheets
(In thousands)
	March 31,	December 31,
	2009	2008
	(Unaudited)	(Audited)
Assets
Cash, cash equivalents and securities	$20,845	$27,936
available-for-sale
Other current assets	2,095	2,202
Noncurrent assets	1,243	1,536

Total assets	$24,183	$31,674

Liabilities and Stockholders’ Equity
Current liabilities	$6,224	$5,813
Other long-term liabilities	34	36
Stockholders’ equity	17,925	25,825

Total liabilities and stockholders’ equity	$24,183	$31,674